STOCK PURCHASE AGREEMENT
by and among
DELL TECHNOLOGIES INC.,
EMC EQUITY ASSETS LLC
and
VMWARE, INC.

DATED AS OF MARCH 29, 2017

Table of Contents
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ARTICLE I PURCHASE COMMITMENTS; CLOSINGS    1
Section 1.1.    Purchase Commitments; Closings                     1

Section 1.2.	Closing Deliveries by Dell Technologies and Seller. 2

Section 1.3.	Closing Deliveries by VMware 3
ARTICLE II REPRESENTATIONS AND WARRANTIES OF VMWARE    3

Section 2.1.	Organization 3

Section 2.2.	Capitalization 3

Section 2.3.	Authority 3

Section 2.4.	Governmental Authorization 4

Section 2.5.	Non-Contravention 4

Section 2.6.	Absence of Litigation 5

Section 2.7.	No Brokers 5

Section 2.8.	Financial Capability 5
ARTICLE III REPRESENTATIONS AND WARRANTIES OF DELL TECHNOLOGIES AND SELLER    5

Section 3.1.	Organization 5

Section 3.2.	Authority 5

Section 3.3.	Governmental Authorization 6

Section 3.4.	Non-Contravention 6

Section 3.5.	Absence of Litigation 7

Section 3.6.	No Brokers 7

Section 3.7.	Shares 7
ARTICLE IV COVENANTS    7

Section 4.1.	Regulatory Requirements; Proceedings 7

Section 4.2.	Public Announcements 8
ARTICLE V CONDITIONS TO CLOSING    8

Section 5.1.	Conditions to Each Party’s Obligations to Close 8

Section 5.2.	Conditions to the Obligations of VMware to Close 9

Section 5.3.	Conditions to the Obligations of Seller to Close 9
ARTICLE VI TERMINATION    10

Section 6.1.	Termination 10

Section 6.2.	Effect of Termination 11
ARTICLE VII MISCELLANEOUS    12

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Section 7.1.	Definitions 12

Section 7.2.	Notices 16

Section 7.3.	Further Assurances 17

Section 7.4.	Amendments and Waivers 17

Section 7.5.	Fees and Expenses 18

Section 7.6.	Successors and Assigns 18

Section 7.7.	Governing Law 18

Section 7.8.	Jurisdiction 18

Section 7.9.	WAIVER OF JURY TRIAL 19

Section 7.10.	Remedies 19

Section 7.11.	Entire Agreement 19

Section 7.12.	Effect of Headings and Table of Contents; Interpretation 19

Section 7.13.	Severability 20

Section 7.14.	No Recourse 20

Section 7.15.	Counterparts; Third Party Beneficiaries 20

Section 7.16.	Obligations of Dell Technologies and Seller 20

Exhibit A    –    Form of Purchase Commitment Supplement
Annex 1    –    Purchase Commitment Supplement No. 1 dated as of March 29, 2017

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This STOCK PURCHASE AGREEMENT, dated as of March 29, 2017 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), is entered into by and among Dell Technologies Inc., a Delaware corporation (“Dell Technologies”), EMC Equity Assets LLC, a Delaware limited liability company and indirect wholly-owned Subsidiary of Dell Technologies (“Seller”), and VMware, Inc., a Delaware corporation (“VMware” and, together with Dell Technologies and Seller, collectively, the “Parties,” and individually, each a “Party”).
RECITALS
WHEREAS, on October 12, 2015, Dell Technologies entered into that certain Agreement and Plan of Merger (as amended by the First Amendment thereto, dated as of May 16, 2016), by and among Dell Technologies, Dell Inc., a Delaware corporation and indirect wholly-owned Subsidiary of Dell Technologies, Universal Acquisition Co., a Delaware corporation and direct wholly-owned Subsidiary of Dell Technologies, and EMC Corporation, a Massachusetts corporation (“EMC”), providing for, among other transactions, the merger of Universal Acquisition Co. with and into EMC, with EMC surviving such merger (the “Merger”) as an indirect wholly-owned Subsidiary of Dell Technologies;
WHEREAS, the Merger was effective on September 7, 2016;
WHEREAS, as of the date hereof (and prior to giving effect to the transactions contemplated hereby), EMC owns, directly or through Seller, (a) 300,000,000 issued and outstanding shares of Class B common stock, par value $0.01 per share, of VMware (the “VMW Class B Common Stock”) and (b) 36,788,652 issued and outstanding shares of Class A common stock, par value $0.01 per share, of VMware (the “VMW Class A Common Stock”); and
WHEREAS, upon the terms and subject to the conditions of this Agreement, VMware shall purchase from Seller, and Seller shall sell to VMware, from time to time the shares of VMW Class A Common Stock contemplated to be purchased and sold hereunder (collectively, the “Shares”);
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
PURCHASE COMMITMENTS; CLOSINGS

Section 1.1.	Purchase Commitments; Closings.
(a)    Purchase Commitments. Each purchase and sale of the Shares shall be effectuated by agreement of the Parties hereunder (each, a “Purchase Commitment”) upon such additional terms and subject to such additional conditions as shall be set forth in a supplement hereto substantially in the form of Exhibit A (each, a “Purchase Commitment Supplement”). The terms and conditions of the initial Purchase Commitment are set forth in Purchase Commitment Supplement No. 1 attached hereto as Annex 1, which has been duly executed and delivered by the Parties concurrently with the execution and delivery of this Agreement. Each Purchase Commitment Supplement entered into after the date hereof shall be duly executed and delivered by the Parties at least two Business Days prior to the applicable Purchase Date for the purchase and sale of Shares pursuant thereto, whereupon such Purchase Commitment Supplement shall be attached as an Annex hereto and be a part of this Agreement.
(b)    Time and Location of Closings. The closings of the purchase and sale of Shares pursuant to each Purchase Commitment (each, a “Closing”) shall take place on the First Closing Date and on the Second Closing Date with respect thereto (each, a “Closing Date”) pursuant to Section 1.1(d) at 10:00 a.m., local time, on each such Closing Date or on such other date or at such other time as the Parties may mutually agree, at the offices of Dell Technologies, One Dell Way, Round Rock, Texas 78682, or at such other location as the Parties may mutually determine, or remotely via the electronic exchange of documents and signatures (including transmission by facsimile or electronic mail).
(c)    Closing Dates. With respect to each Purchase Commitment, (i) the First Closing Date shall take place on the third Business Day after the applicable Purchase Date and (ii) the Second Closing Date shall take place on the third Business Day after the last day of the applicable Reference Period.
(d)    Transactions on Closing Dates. With respect to each Purchase Commitment:
(i)    on the First Closing Date, subject to the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article V, (A) Seller shall assign, deliver and transfer the Initial Shares to VMware and (B) VMware shall pay the Purchase Amount to Seller by wire transfer of immediately available funds to the account which shall be designated by Seller in writing to VMware at least two Business Days prior to the First Closing Date; and
(ii)    on the Second Closing Date, subject to the satisfaction or waiver (to the extent permitted by Law) of the conditions set forth in Article V, Seller shall assign, deliver and transfer the Remaining Shares to VMware.
Section 1.2.    Closing Deliveries by Dell Technologies and Seller. With respect to each Purchase Commitment, on each Closing Date, upon the terms and subject to the conditions of this Agreement, Dell Technologies or Seller, as applicable, shall deliver the following to VMware in connection with the applicable Closing:
(a)    a certificate signed on behalf of each of Dell Technologies and Seller by the Chief Financial Officer or Treasurer of Dell Technologies to the effect that the conditions set forth in Section 5.2(a), Section 5.2(b) and Section 5.2(c) have been satisfied as of such Closing Date;

(b)    certificates, duly endorsed in blank or accompanied by duly executed stock powers duly endorsed in blank, representing the Initial Shares or the Remaining Shares, as the case may be, delivered at such Closing or, if such Shares are not certificated, evidence reasonably satisfactory to VMware that such Shares delivered at such Closing have been credited to book-entry accounts maintained by the VMware Transfer Agent with The Depository Trust Company for the benefit of VMware, in each case, free and clear of all Liens; and
(c)    a cross-receipt executed by Seller certifying that it has received the payment of the Purchase Amount.
Section 1.3.    Closing Deliveries by VMware. With respect to each Purchase Commitment, on each Closing Date, upon the terms and subject to the conditions of this Agreement, VMware shall deliver the following to Seller in connection with the applicable Closing:
(a)    a certificate signed on behalf of VMware by the Chief Financial Officer or Treasurer of VMware to the effect that the conditions set forth in Section 5.3(a), Section 5.3(b) and Section 5.3(c) have been satisfied as of such Closing Date; and
(b)    a cross-receipt executed by VMware certifying that it has received the Initial Shares or the Remaining Shares, as the case may be, contemplated to be purchased and sold at such Closing.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF VMWARE
With respect to each Purchase Commitment, except as disclosed in writing by VMware to Dell Technologies and Seller, with reference to this Agreement, prior to the execution and delivery of this Agreement or the applicable Purchase Commitment Supplement executed and delivered thereafter, as the case may be, VMware represents and warrants as follows to each of Dell Technologies and Seller, in each case, without giving effect to the transactions contemplated hereby:
Section 2.1.    Organization. VMware is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.
Section 2.2.    Capitalization. As of March 15, 2017, VMware has authorized 2,500,000,000 shares of VMW Class A Common Stock and 1,000,000,000 shares of VMW Class B Common Stock. As of March 15, 2017, there were 109,250,593 shares of VMW Class A Common Stock issued and outstanding, and 300,000,000 shares of VMW Class B Common Stock issued and outstanding. All of the shares of issued and outstanding capital stock of VMware are duly authorized, validly issued, fully paid and non-assessable, and have been issued free of preemptive or similar rights other than such rights that have been complied with or duly waived.
Section 2.3.    Authority. VMware has all requisite corporate power and
authority to execute and deliver this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents by VMware and the consummation by VMware of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of VMware, and no other corporate proceedings on the part of VMware are necessary to authorize this Agreement or the other Transaction Documents or to consummate the transactions contemplated hereby or thereby; provided that, without limiting the generality of the foregoing, this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby by VMware have been duly authorized by the Related Persons Transactions Committee of the board of directors of VMware. This Agreement and the other Transaction Documents have been duly executed and delivered by VMware and, assuming the due authorization, execution and delivery of this Agreement and the other Transaction Documents by Dell Technologies and Seller, constitute a valid and legally binding obligation of VMware, enforceable against VMware in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 2.4.    Governmental Authorization. Except as have already been obtained or made as of the date hereof or as of the date of the applicable Purchase Commitment Supplement executed and delivered hereafter, as the case may be, no permit, authorization or consent of or by, or any notification of or filing with, any Governmental Entity is required by or with respect to VMware or any of its Subsidiaries in connection with the execution and delivery of this Agreement or any other Transaction Document by VMware or the consummation of the transactions contemplated hereby or thereby, other than (a) compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”), (b) notices required to be delivered to the New York Stock Exchange, Inc. (the “NYSE”) and (c) such other permits, authorizations, consent, notifications or filings the failure of which to be obtained or made, individually or in the aggregate, has not had and would not reasonably be expected to have a VMware Material Adverse Effect.
Section 2.5.    Non-Contravention. The execution and delivery of this
Agreement and the other Transaction Documents by VMware do not, and the consummation by VMware of the transactions contemplated hereby and thereby and compliance by VMware with the provisions hereof and thereof will not, (a) conflict with, or result in any violation of, the VMware Charter or the VMware Bylaws, (b) result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, rights or assets of VMware or any of its Subsidiaries pursuant to any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, distribution agreement or other contract, agreement or legally binding obligation, commitment or instrument (each, including all amendments thereto, a “Contract”) binding upon VMware or any of its Subsidiaries or to which any of their respective properties, rights or assets are subject or (c) result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, any (i) Law applicable to VMware or any of its Subsidiaries or their respective properties, rights or assets or (ii) order, writ, injunction, decree, judgment, decision, award, settlement or stipulation issued, promulgated or entered into by or with any Governmental Entity (each, an “Order”) or permit applicable to VMware or any of its Subsidiaries or their respective properties, rights or assets, other than, in the case of clauses (b) and (c), any such conflicts, violations, breaches, defaults, rights of termination, modification, cancellation or acceleration, losses or Liens that, individually or in the aggregate, have not had and would not reasonably be expected to have a VMware Material Adverse Effect.
Section 2.6.    Absence of Litigation. There is no action, suit, proceeding, investigation or inquiry from, by or before any court, tribunal or other Governmental Entity pending or, to the Knowledge of VMware, threatened against VMware or any of its Subsidiaries that questions the validity of this Agreement or the right of VMware to enter into this Agreement or to consummate the transactions contemplated hereby. There are no Orders binding upon VMware or any of its Subsidiaries restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.
Section 2.7.    No Brokers. Neither VMware nor any Person authorized by VMware to act on its behalf has retained, utilized or been represented by any broker, investment banker, financial adviser or other similar Person in connection with the transactions contemplated by this Agreement.
Section 2.8.    Financial Capability. VMware has all funds necessary for its payment of the Purchase Amount in accordance with the terms of this Agreement and for all other actions necessary for VMware to consummate the transactions contemplated by this Agreement, which funds are available without restriction for the purpose of consummating the transactions contemplated hereby. On each Closing Date, VMware shall have all funds necessary to make payment of the Purchase Amount payable on such Closing Date, if any. All funds paid by VMware on each Closing Date shall not have been derived from, or constitute, either directly or indirectly, the proceeds of any criminal activity under the anti-money laundering laws of the United States.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF DELL TECHNOLOGIES
AND SELLER
With respect to each Purchase Commitment, except as disclosed in writing by Dell Technologies and Seller to VMware, with reference to this Agreement, prior to the execution and delivery of this Agreement or the applicable Purchase Commitment Supplement executed and delivered thereafter, as the case may be, Dell Technologies and Seller jointly and severally represent and warrant as follows to VMware, in each case, without giving effect to the transactions contemplated hereby:
Section 3.1.    Organization. Dell Technologies is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Seller is duly formed,

validly existing and in good standing as a limited liability company under the Laws of the State of Delaware.
Section 3.2.    Authority. Dell Technologies has all requisite corporate power and authority and Seller has all requisite limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents by Dell Technologies and Seller and the consummation by Dell Technologies and Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Dell Technologies and all necessary limited liability company action on the part of Seller, and no other corporate proceedings on the part of Dell Technologies or limited liability company proceedings on the part of Seller are necessary to authorize this Agreement or the other Transaction Documents or to consummate the transactions contemplated hereby or thereby; provided that, without limiting the generality of the foregoing, this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby by Dell Technologies have been duly authorized by the Capital Stock Committee of the board of directors of Dell Technologies. EMC has consented to VMware’s entry into this Agreement and the other Transaction Documents and to the consummation by VMware of the transactions contemplated hereby and thereby in accordance with Section 3.19 of the Master Transaction Agreement, dated as of August 17, 2007, between VMware and EMC. This Agreement and the other Transaction Documents have been duly authorized, executed and delivered by each of Dell Technologies and Seller and, assuming the due authorization, execution and delivery of this Agreement and the other Transaction Documents by VMware, constitute a valid and legally binding obligation of each of Dell Technologies and Seller, enforceable against each of Dell Technologies and Seller in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in the proceeding in equity or at law).
Section 3.3.    Governmental Authorization. Except as have already been obtained or made as of the date hereof or as of the date of the applicable Purchase Commitment Supplement executed and delivered hereafter, no permit, authorization or consent of or by, or any notification of or filing with, any Governmental Entity is required by or with respect to Dell Technologies, Seller or any other Dell Technologies Subsidiaries in connection with the execution and delivery of this Agreement or any other Transaction Document by Dell Technologies and Seller or the consummation of the transactions contemplated hereby or thereby, other than (a) compliance with the requirements of the Exchange Act and (b) such other permits, authorizations, contracts, notifications or filings the failure of which to be obtained or made, individually or in the aggregate, has not had and would not reasonably be expected to have a Dell Technologies Material Adverse Effect.
Section 3.4.    Non-Contravention. The execution and delivery of this Agreement and the other Transaction Documents by Dell Technologies or Seller do not, and the consummation by Dell Technologies or Seller of the transactions contemplated hereby and thereby and compliance by Dell Technologies or Seller with the provisions hereof and thereof will not, (a) conflict with, or result in any violation of, the Dell Technologies Charter, the Dell

Technologies Bylaws, the certificate of formation of Seller or the limited liability company agreement of Seller, (b) result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, rights or assets of Dell Technologies, Seller or any other Dell Technologies Subsidiaries pursuant to any Contract binding upon Dell Technologies, Seller or any other Dell Technologies Subsidiaries or to which any of their respective properties, rights or assets are subject or (c) result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, any (i) Law applicable to Dell Technologies, Seller or any other Dell Technologies Subsidiaries or their respective properties, rights or assets or (ii) Order or permit applicable to Dell Technologies, Seller or any other Dell Technologies Subsidiaries or their respective properties, rights or assets, other than, in the case of clauses (b) and (c), any such conflicts, violations, breaches, defaults, rights of termination, modification, cancellation or acceleration, losses or Liens that, individually or in the aggregate, have not had and would not reasonably be expected to have a Dell Technologies Material Adverse Effect.
Section 3.5.    Absence of Litigation. There is no action, suit, proceeding, investigation or inquiry from, by or before any court, tribunal or other Governmental Entity pending or, to the Knowledge of Dell Technologies or Seller, threatened against Dell Technologies, Seller or any other Dell Technologies Subsidiaries that questions the validity of this Agreement or the right of Dell Technologies or Seller to enter into this Agreement or to consummate the transactions contemplated hereby. There are no Orders binding upon Dell Technologies, Seller or any other Dell Technologies Subsidiaries restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.
Section 3.6.    No Brokers. Neither Dell Technologies nor Seller nor any Person authorized by Dell Technologies or Seller to act on its behalf has retained, utilized or been represented by any broker, investment banker, financial adviser or other similar Person in connection with the transactions contemplated by this Agreement.
Section 3.7.    Shares. As of each applicable Closing Date, Seller shall have all right, title and interest in and to the applicable Shares necessary to deliver to VMware on such Closing Date, free and clear of all Liens, and VMware shall acquire good and valid title to, the Shares required to be delivered hereunder on such Closing Date.
ARTICLE IV
COVENANTS

Section 4.1.	Regulatory Requirements; Proceedings.
(a)    Each Party shall use its commercially reasonable efforts to make all applications, notices and filings and obtain all permits, consents and authorizations of Governmental Entities that may be necessary for the consummation of any of the transactions contemplated by this Agreement. Each Party shall supply as promptly as reasonably practicable such information, documents, other material or testimony that may be requested by any Governmental Entity in connection with any permits, consents, authorizations, applications, notices or filings required for the consummation of the transactions contemplated by this Agreement at any time or from time to time.
(b)    If any Governmental Entity asserts any objections under any applicable Laws or with respect to any other permit, consent, authorization, application, notice or filing with a Governmental Entity with respect to the transactions contemplated hereby, at any time or from time to time, each Party shall provide reasonable assistance to the other Party upon request by such Party, to enable such Party to resolve such objections as soon as reasonably practicable.
(c)    If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging this Agreement or any of the transactions contemplated hereby on any basis whatsoever at any time or from time to time, each of Dell Technologies and VMware and their respective Subsidiaries shall cooperate with each other and use its respective commercially reasonable efforts to defend against, contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated hereby.
Section 4.2.    Public Announcements. Dell Technologies (which shall be deemed to include, for purposes of this Section 4.2, Seller) and VMware shall consult with each other before issuing, and give each other the reasonable opportunity to review and comment upon, any press release, report, filing or other public statement with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such report, filing or public statement prior to such consultation, except as such Party may reasonably conclude, after consultation with legal counsel, is required by applicable Law or legal process (including, for the avoidance of doubt, any securities exchange rules, regulations or requirements), in which event such Party shall use its commercially reasonable efforts to provide a meaningful opportunity to the other Party to review and comment upon such press release, report, filing or other public statement.
ARTICLE V
CONDITIONS TO CLOSING
Section 5.1.    Conditions to Each Party’s Obligations to Close. With respect to each Purchase Commitment, the respective obligations of each Party to consummate the transactions contemplated to be consummated at each Closing in accordance with the terms of Article I shall be subject, in each case, to the satisfaction (or written waiver by each of Dell Technologies, Seller and VMware to the extent permitted by applicable Law), on or prior to the applicable Closing Date, of each of the following conditions:
(a)    No Injunctions or Restraints; No Proceedings; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any Governmental Entity of competent jurisdiction located in the United States or any jurisdiction outside of the United States in which VMware or any of its Subsidiaries, or Dell Technologies, Seller or any other Dell Technologies Subsidiaries, has material business or operations (each such jurisdiction, an “Applicable Jurisdiction”) that prohibits, makes illegal or would otherwise prevent or restrain the consummation of any of the transactions contemplated hereby shall have been issued and remain in effect, and no Law shall have been adopted, enacted, issued, enforced, entered or promulgated in the United States or any Applicable Jurisdiction that prohibits, makes illegal or would otherwise prevent or restrain the consummation of any of the transactions contemplated hereby. No suit, claim, investigation, action or other proceeding shall be threatened or pending against VMware, Dell Technologies or Seller (or more than one Party), any Subsidiary of VMware or any other Dell Technologies Subsidiaries by or before any Governmental Entity which seeks, or reasonably could be expected to result in, the restraint or prohibition of any Party, or the obtaining of damages or other relief from any Party, in connection with this Agreement or the consummation of any of the transactions contemplated hereby.
(b)    Authorizations. All notices, applications, consents, filings, permits and authorizations that are necessary for the consummation of the transactions contemplated by this Agreement shall have been duly made or obtained and shall be effective, except where (a) VMware’s failure to make or obtain such notices, applications, permits, consents, filings or authorizations would not have a VMware Material Adverse Effect or (b) the failure of Dell Technologies or Seller to make or obtain such notices, applications, consents, permits, filings and authorizations would not have a Dell Technologies Material Adverse Effect.
Section 5.2.    Conditions to the Obligations of VMware to Close. With respect to each Purchase Commitment, the obligations of VMware to consummate the transactions contemplated to be consummated at each Closing in accordance with the terms of Article I shall be subject, in each case, to the satisfaction (or written waiver by VMware to the extent permitted by applicable Law), on or prior to the applicable Closing Date, of each of the following conditions:
(a)    Representations and Warranties of Dell Technologies and Seller. The representations and warranties of Dell Technologies and Seller contained in this Agreement shall be true and correct in all respects, in each case, as of the date of this Agreement or as of the date of the applicable Purchase Commitment Supplement executed and delivered thereafter, as the case may be, and as of each Closing Date as though made on such Closing Date (except to the extent any such representations and warranties expressly relate to a specified date, in which case as of such specified date), except, in each case, where the aggregate failures of such representations and warranties to be so true and correct have not had, or would not reasonably be expected to have, a Dell Technologies Material Adverse Effect.
(b)    Performance of Obligations of Dell Technologies and Seller. Each of Dell Technologies and Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the applicable Closing.
(c)    No Dell Technologies Material Adverse Effect. Since the date of this Agreement or the date of the applicable Purchase Commitment Supplement executed and delivered thereafter, as the case may be, there shall not have been any fact, circumstance, event, development, occurrence, change or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a Dell Technologies Material Adverse Effect.

Section 5.3.    Conditions to the Obligations of Seller to Close. With respect to each Purchase Commitment, the obligations of Dell Technologies and Seller to consummate the transactions contemplated to be consummated at each Closing in accordance with the terms of Article I shall be subject, in each case, to the satisfaction (or written waiver by Dell Technologies and Seller to the extent permitted by applicable Law), on or prior to the applicable Closing Date, of each of the following conditions:
(a)    Representations and Warranties of VMware. (i) The representations and warranties of VMware contained in this Agreement shall be true and correct in all respects, in each case, as of the date of this Agreement or as of the date of the applicable Purchase Commitment Supplement executed and delivered thereafter, as the case may be, and as of each Closing Date as though made on such Closing Date (except to the extent any such representations and warranties expressly relate to a specified date, in which case as of such specified date), except in each case where the aggregate failures of such representations and warranties to be so true and correct have not had, or would not reasonably be expected to have, a VMware Material Adverse Effect.
(b)    Performance of Obligations of VMware. VMware shall have performed in all material respects all obligations required to be performed by it under this Agreement, at or prior to the applicable Closing.
(c)    No VMware Material Adverse Effect. Since the date of this Agreement or the date of the applicable Purchase Commitment Supplement executed and delivered thereafter, as the case may be, there shall not have been any fact, circumstance, event, development, occurrence, change or effect that, individually or in the aggregate, has, or would reasonably be expected to have, a VMware Material Adverse Effect.
ARTICLE VI
TERMINATION
Section 6.1.    Termination. This Agreement may be terminated with respect to any Purchase Commitment, and the transactions contemplated by such Purchase Commitment may be abandoned, at any time before the applicable Closing Date with respect thereto:
(a)    by mutual written consent of VMware and Dell Technologies;
(b)    by either VMware or Dell Technologies:
(i)    if such Closing Date shall not have occurred before the applicable Closing Outside Date; provided, however, that the right to termination under this Section 6.1(b)(i) shall not be available to any Party whose material breach of any representation, warranty or covenant in this Agreement has been the principal cause of the failure of Closing hereunder to occur on or before such Closing Outside Date; or
(ii)    if any Governmental Entity of competent jurisdiction located in the United States or any Applicable Jurisdiction shall have (A) adopted, enacted,

issued, entered, or promulgated, enforced or deemed applicable to this Agreement or any of the transactions contemplated hereby any Law that prohibits or makes permanently illegal the consummation of any of the transactions contemplated hereby or (B) issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of any of the transactions contemplated hereby, and such order, decree, ruling or action shall have become final and nonappealable; provided that, the right to terminate under this Section 6.1(b)(ii) shall not be available to any Party whose material breach of this Agreement has been the principal cause of such action;
(c)    by VMware if Dell Technologies or Seller shall have breached or failed to perform any of its respective representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 5.2(a) or Section 5.2(b) and (ii) is incapable of being cured by Dell Technologies or Seller, as the case may be, at least three Business Days prior to the applicable Closing Outside Date or, if capable of being so cured, shall not have been cured by Dell Technologies or Seller, as the case may be, until the earlier of (A) three Business days prior to the applicable Closing Outside Date and (B) within 30 calendar days following receipt of written notice of such breach or failure to perform from VMware; provided that, VMware is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 5.1 or Section 5.3 not to be capable of being satisfied; or
(d)    by Dell Technologies if VMware shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 5.2(a) or Section 5.2(b) and (ii) is incapable of being cured by VMware at least three Business Days prior to the applicable Closing Outside Date or, if capable of being so cured, shall not have been cured by VMware until the earlier of (A) three Business days prior to the applicable Closing Outside Date and (B) within 30 calendar days following receipt of written notice of such breach or failure to perform from Dell Technologies; provided that, neither Dell Technologies nor Seller is then in material breach of this Agreement so as to cause any of the conditions set forth in Section 5.1 or Section 5.2 not to be capable of being satisfied.

Section 6.2.	Effect of Termination.
(a)    Subject to Section 6.2(b), if this Agreement is terminated pursuant to Section 6.1 with respect to any Purchase Commitment, this Agreement, as it shall apply to such Purchase Commitment, shall thereupon immediately and automatically become wholly void and of no further force and effect and there shall be no liability or obligation of any Party (or any Affiliate of such Party, or any of their respective directors, officers, employees, representatives and/or agents), except with regard to any damages incurred or suffered by a Party, to the extent such damages were the result of, or otherwise arose from, the breach by another Party of any provision of this Agreement. Notwithstanding anything to the contrary in this Section 6.2, in the event of any termination of this Agreement with respect to any Purchase Commitment, the Parties shall remain bound by and continue to be subject to the provisions set forth in this Section 6.2 and Article VII with respect to such Purchase Commitment.

(b)    Notwithstanding anything to the contrary in this Agreement, in the event that, following the consummation of the transactions contemplated by Section 1.1(d)(i) with respect to any Purchase Commitment, this Agreement is terminated pursuant to Section 6.1 with respect to such Purchase Commitment, on the third Business Day following the Second Closing Outside Date for such Purchase Commitment, if the Contingency True-up Purchase Amount is less than zero, Seller shall pay the absolute value of the Contingency True-up Purchase Amount to VMware by wire transfer of immediately available funds to the account which shall be designated by VMware in writing to Seller no later than the Second Closing Outside Date.
ARTICLE VII
MISCELLANEOUS

Section 7.1.	Definitions. For purposes of this Agreement:
(a)    “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, control, is controlled by, or is under common control with, such first Person. For the purposes of this definition, “control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The term “controlled” shall have a correlative meaning.
(b)    “Agreement” has the meaning ascribed thereto in the preamble hereof.
(c)    “Applicable Jurisdiction” has the meaning ascribed thereto in Section 5.1(a).
(d)    “Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions are required or authorized to be closed in New York, New York.
(e)    “Closing” has the meaning ascribed thereto in Section 1.1(b).
(f)    “Closing Date” has the meaning ascribed thereto in Section 1.1(b).
(g)    “Closing Outside Date” means, with respect to a Purchase Commitment, (i) with respect to the First Closing Date, the First Closing Outside Date, and (ii) with respect to the Second Closing Date, the Second Closing Outside Date.
(h)    “Contingency True-up Purchase Amount” means, with respect to a Purchase Commitment, the dollar amount equal to the number obtained by (i) multiplying the applicable Initial Shares by the applicable Purchase Price and subtracting therefrom (ii) the Purchase Amount.
(i)    “Contract” has the meaning ascribed thereto in Section 2.5.
(j)    “Dell Technologies” has the meaning ascribed thereto in the preamble hereof.

(k)    “Dell Technologies Bylaws” means the amended and restated bylaws of Dell Technologies.
(l)    “Dell Technologies Charter” means the fourth amended and restated certificate of incorporation of Dell Technologies.
(m)    “Dell Technologies Material Adverse Effect” means such facts, circumstances, events, developments, occurrences, changes or effects that, individually or in the aggregate, would prevent, materially delay or materially impair the consummation of the transactions contemplated hereby or the ability of Dell Technologies or Seller to perform its obligations hereunder.
(n)    “Dell Technologies Subsidiaries” means Subsidiaries of Dell Technologies other than VMware and Subsidiaries of VMware.
(o)    “Discount Factor” means, with respect to a Purchase Commitment, the factor designated as the “Discount Factor” in the applicable Purchase Commitment Supplement.
(p)    “EMC” has the meaning ascribed thereto in the recitals hereof.
(q)    “Exchange Act” has the meaning ascribed thereto in Section 2.4.
(r)    “First Closing Date” means, with respect to a Purchase Commitment, the Closing Date on which the purchase and sale transactions pursuant to such Purchase Commitment provided for in Section 1.1(d)(i) shall be consummated.
(s)    “First Closing Outside Date” means, with respect to a Purchase Commitment, the date which is ten Trading Days after the applicable Purchase Date.
(t)    “Governmental Entity” means any international, national, regional, state, local or other executive, judicial, administrative, regulatory or other governmental agency, instrumentality, body, commission or authority or any organized securities exchange.
(u)    “Initial Closing Per Share Price” means, with respect to a Purchase Commitment, the dollar amount obtained by multiplying (i) the closing price of a share of the VMW Class A Common Stock on the applicable Purchase Date as reported in the consolidated transaction reporting system of the NYSE by (ii) the applicable Discount Factor.
(v)     “Initial Shares” means, with respect to a Purchase Commitment, the number of shares of VMW Class A Common Stock, rounded up to the nearest whole share, obtained by (A) dividing (i) the Purchase Amount by (ii) the Initial Closing Per Share Price and (B) multiplying the amount computed pursuant to clause (A) by 80%.
(w)    “Knowledge” means, (i) in the case of VMware, the actual knowledge of the Chief Financial Officer and the Chief Legal Officer of VMware, and (ii) in the case of Dell Technologies and Seller, the actual knowledge of the Chief Financial Officer and the Chief Legal Officer of Dell Technologies.

(x)    “Law” means any legislation, common law, statute, rule, regulation, order, decree, judicial or administrative decision or ruling or restriction of any domestic or foreign government or any instrumentality or agency thereof or other Governmental Entity (including, for the avoidance of doubt, the rules, regulations or listing agreement of any applicable organized securities exchange).
(y)    “Lien” means mortgages, pledges, liens, charges, encumbrances, adverse claims or security interests of any kind or nature whatsoever, other than any of the foregoing existing under applicable securities Laws.
(z)    “Merger” has the meaning ascribed thereto in the recitals hereof.
(aa)    “NYSE” has the meaning ascribed thereto in Section 2.4.
(bb)    “Order” has the meaning ascribed thereto in Section 2.5.
(cc)    “Party” and “Parties” have the respective meanings ascribed thereto in the preamble hereof.
(dd)    “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity or a Governmental Entity.
(ee)    “Purchase Amount” means, with respect to a Purchase Commitment, the dollar amount designated as the “Purchase Amount” in the applicable Purchase Commitment Supplement.
(ff)    “Purchase Commitment” has the meaning ascribed thereto in Section 1.1(a).
(gg)    “Purchase Commitment Supplement” has the meaning ascribed thereto in Section 1.1(a).
(hh)    “Purchase Date” means, with respect to a Purchase Commitment, the date designated as the “Purchase Date” in the applicable Purchase Commitment Supplement.
(ii)    “Purchase Price” means, with respect to a Purchase Commitment, the per share purchase price payable for the Shares to be purchased and sold pursuant to such Purchase Commitment, which shall be equal to a dollar amount obtained by multiplying (i) the simple average of the daily VWAP during the applicable Reference Period by (ii) the applicable Discount Factor.
(jj)     “Reference Period” means, with respect to a Purchase Commitment, the period beginning on the applicable Reference Period Start Date and ending on the applicable Reference Period Termination Date.

(kk)    “Reference Period Outside Start Date” means, with respect to a Purchase Commitment, the date designated as the “Reference Period Outside Start Date” in the applicable Purchase Commitment Supplement.
(ll)    “Reference Period Start Date” means, with respect to a Purchase Commitment, a date which shall be mutually agreed in writing by the Parties no later than one Trading Day prior to the applicable Purchase Date; provided that, in the event the Parties do not agree on the Reference Period Start Date by such date, the Reference Period Start Date shall be the Reference Period Outside Start Date specified in the applicable Purchase Commitment Supplement.
(mm)    “Reference Period Termination Date” means, with respect to a Purchase Commitment, the date designated as the “Reference Period Termination Date” in the applicable Purchase Commitment Supplement.
(nn)    “Related Party” and “Related Parties” have the respective meanings ascribed thereto in Section 7.14.
(oo)    “Remaining Shares” means, with respect to a Purchase Commitment, the positive number of shares of VMW Class A Common Stock, rounded up to the nearest whole share, equal to the number obtained by (i) dividing the applicable Purchase Amount by the applicable Purchase Price, rounded up to the nearest whole share, and subtracting therefrom (ii) the applicable Initial Shares.
(pp)    “Second Closing Date” means, with respect to a Purchase Commitment, the Closing Date on which the purchase and sale transactions pursuant to such Purchase Commitment provided for in Section 1.1(d)(ii) shall be consummated.
(qq)    “Second Closing Outside Date” means, with respect to a Purchase Commitment, the date which is fifteen Trading Days after the applicable Reference Period Termination Date.
(rr)    “Seller” has the meaning ascribed thereto in the preamble hereof.
(ss)    “Shares” has the meaning ascribed thereto in the recitals hereof.
(tt)    “Subsidiary” means, with respect to any Person, another Person, (i) an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of such other Person’s board of directors or other governing body, or (ii) if there are no such voting securities, other voting rights or voting partnership interests, 50% or more of the equity interests of which is owned directly or indirectly by such first Person.
(uu)    “Trading Day” means any day on which the NYSE is open for trading; provided that, a “Trading Day” shall include only those days that have a scheduled closing time of 4:00 p.m. (New York City time).

(vv)    “Transaction Documents” means, with respect to a Purchase Commitment, collectively, this Agreement, the applicable Purchase Commitment Supplement and any other document or instrument to be executed and delivered on or prior to each applicable Closing in connection with the transactions contemplated hereby or thereby, including any schedule, exhibit or annex to any of the foregoing.
(ww)    “VMware” has the meaning ascribed thereto in the preamble hereof.
(xx)    “VMware Bylaws” means the amended and restated bylaws of VMware.
(yy)    “VMware Charter” means the amended and restated certificate of incorporation of VMware.
(zz)    “VMW Class A Common Stock” has the meaning ascribed thereto in the recitals hereof.
([[)    “VMW Class B Common Stock” has the meaning ascribed thereto in the recitals hereof.
(aaa)    “VMware Material Adverse Effect” means such facts, circumstances, events, developments, occurrences, changes or effects that, individually or in the aggregate, would prevent, materially delay or materially impair the consummation of the transactions contemplated hereby or the ability of VMware to perform its obligations hereunder.
(bbb)    “VMware Transfer Agent” shall mean American Stock Transfer and Trust Company, LLC.
(ccc)    “VWAP” means, for any Trading Day, the arithmetic average of the volume-weighted average price per share of VMW Class A Common Stock as displayed with the “Market” field set to “VWAP” on Bloomberg (or any successor service) page VMW <Equity> HP in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such Trading Day; or, if such price is not available, the market value per share of VMW Class A Common Stock on such Trading Day as determined by a nationally recognized independent investment banking firm retained by Dell Technologies and approved in advance by VMware in writing (such approval not to be unreasonably withheld, conditioned or delayed) for such purpose.
Section 7.2.    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given personally, by electronic mail (which is confirmed by non-automated response), by facsimile (which is confirmed by non-automated response) or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(i)    If to Dell Technologies or to Seller:
Dell Technologies Inc.
One Dell Way, RR1-33
Round Rock, Texas 78682
Attention: Janet B. Wright, Senior Vice President and Assistant Secretary
Facsimile: (512) 283-9501
with a copy (which shall not constitute notice) to:
Hogan Lovells US LLP
Columbia Square
555 Thirteenth Street, NW
Washington, DC 20004-1109
Attention: Richard J. Parrino
Kevin K. Greenslade
Facsimile: (202) 637-5910
(ii)    If to VMware:
VMware, Inc.
3401 Hillview Avenue
Palo Alto, California 94304
Attention: Dawn Smith, General Counsel
Facsimile: (650) 427-4474

with a copy (which shall not constitute notice) to:
Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166-0193
Attention: Barbara Becker
Facsimile: (212) 351-6202
Section 7.3.    Further Assurances; Cooperation. At any time or from time to time after the date of this Agreement, VMware, on the one hand, and Dell Technologies and Seller, on the other hand, agree to reasonably cooperate with the other Party or Parties, and at the reasonable request of the other Party or Parties, to execute and deliver any further agreements, certificates, instruments or documents and to take all such further action as the other Party or Parties may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated by this Agreement and to otherwise carry out the mutual intent of the Parties hereunder.
Section 7.4.    Amendments and Waivers. This Agreement may only be
amended, supplemented, restated, amended and restated or modified by a written instrument signed by each of the Parties, and a provision in this Agreement may only be waived by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such provision so waived may be sought.  No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.
Section 7.5.    Fees and Expenses. Each Party shall be responsible for and shall bear all costs and expenses incurred by such Party in connection with preparing, negotiating, finalizing and entering into this Agreement and consummating the transactions contemplated hereby.
Section 7.6.    Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment of this Agreement or of any rights or obligations hereunder may be made by Dell Technologies or Seller, on the one hand, or VMware, on the other hand, directly or indirectly (by operation of Law or otherwise), without the prior written consent of the other Party or Parties. Any attempted assignment of this Agreement or of any rights or obligations hereunder without obtaining such prior written consent shall be null and void.
Section 7.7.    Governing Law. This Agreement and all claims or causes of action (whether in tort, contract or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.
Section 7.8.    Jurisdiction. Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery in the State of Delaware (or, only if the Court of Chancery in the State of Delaware declines to accept jurisdiction over a particular matter, any federal court of the United States of America sitting in the State of Delaware) in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in any such court, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court and (d) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 7.2; provided that, nothing in this Agreement shall affect the right of any Party to serve process in any other manner permitted by Law.

Section 7.9.    WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND EACH OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 7.9.
Section 7.10.    Remedies. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without proof of actual damages or otherwise (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which the Parties are entitled at law or in equity. The pursuit of specific enforcement by any Party shall not be deemed an election of remedies or waiver of the right to pursue any other right or remedy (whether at law or in equity) to which such Party may be entitled.
Section 7.11.    Entire Agreement. This Agreement, including any Purchase Commitment Supplements executed and delivered by the Parties pursuant hereto, constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the Parties and/or their Affiliates with respect to the subject matter of this Agreement.
Section 7.12.    Effect of Headings and Table of Contents; Interpretation. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof. When a reference is made in this Agreement to an Article, a Section, an Exhibit or an Annex, such reference shall be to an Article, a Section, an Exhibit or an Annex of or to this Agreement unless otherwise indicated. The word “or” is not exclusive. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise indicated, the singular shall include the plural and vice versa. The word “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. References herein to “$” or “dollars” shall refer to United States dollars. This Agreement is the product of negotiation by the Parties having the assistance of counsel and other advisers. It is the intention of the Parties that this Agreement not be construed more strictly with regard to one Party than with regard to another Party.
Section 7.13.    Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.
Section 7.14.    No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered contemporaneously or in connection herewith, and notwithstanding the fact that any Party may be a partnership or limited liability company, each Party by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Person other than each Party shall have any obligation hereunder or in connection herewith and no recourse under this Agreement or any documents or instruments delivered in connection herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against any former, current or future direct or indirect equityholders, controlling Persons, stockholders, directors, officers, employees, affiliates, members, managers, general or limited partners, agents, attorneys or other representatives of any party hereto, or any of their successors or assigns, or any former, current or future direct or indirect equityholders, controlling Persons, stockholders, directors, officers, employees, affiliates, members, managers, general or limited partners, agents, attorneys or other representatives or successors or assignees of any of the foregoing (each, a “Related Party” and, collectively, the “Related Parties”), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Related Party for any obligations of any Party or any of its successors or permitted assigns under this Agreement or any documents or instrument delivered in connection herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith or for any claim (whether at law or equity, in tort, contract or otherwise) based on, in respect of, or by reason of such obligations or their creation.
Section 7.15.    Counterparts; Third Party Beneficiaries. This Agreement, including each Purchase Commitment, may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party (including by facsimile, electronic mail or other electronic image scan transmission). No provision of this Agreement shall confer upon any Person other than the Parties hereto any rights or remedies hereunder; provided that, the Related Parties are express intended third party beneficiaries of Section 7.14.
Section 7.16.    Obligations of Dell Technologies and Seller. The representations, warranties, obligations and liabilities of Dell Technologies and Seller hereunder shall be joint and several.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed by their respective authorized officers as of the date set forth above.
DELL TECHNOLOGIES INC.

By: /s/ Janet B. Wright
Name: Janet B. Wright
Title: Senior Vice President and
Assistant Secretary

EMC EQUITY ASSETS LLC

By: /s/ Janet B. Wright
Name: Janet B. Wright
Title: Senior Vice President and
Assistant Secretary

VMWARE, INC.

By: /s/ Zane Rowe
Name: Zane Rowe
Title: Chief Financial Officer and Executive
     Vice President

[Signature Page to Stock Purchase Agreement]

Exhibit A
Form of Purchase Commitment Supplement
This Purchase Commitment Supplement No. [__] (this “Supplement”) is dated, executed and delivered as of [__________], [_____] pursuant to, and forms a part of, that certain Stock Purchase Agreement dated as of March __, 2017 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), by and among Dell Technologies Inc., a Delaware corporation (“Dell Technologies”), EMC Equity Assets LLC, a Delaware limited liability company and indirect wholly-owned Subsidiary of Dell Technologies (“Seller”), and VMware, Inc., a Delaware corporation (“VMware” and, together with Dell Technologies and Seller, collectively, the “Parties,” and individually, each a “Party”). Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Agreement.
Pursuant to and in accordance with Section 1.1(a) of the Agreement, the Parties hereby agree to a Purchase Commitment (“Purchase Commitment No. [__]”) subject to the following additional terms and conditions:
1.Defined Terms. As used in the Agreement, the following terms shall have the following respective meanings with respect to Purchase Commitment No. [__]:
(a)    “Discount Factor” means [__]%.
(b)    “Maximum Price” means the amount obtained by multiplying (x) the Initial Closing Per Share Price by (y) [__].
(c)    “Minimum Price” means the amount obtained by multiplying (x) the Initial Closing Per Share Price by (y) [__].
(d)    “Purchase Amount” means [________] Dollars ($[_______]).
(e)    “Purchase Date” means [_______].
(f)    “Reference Period Outside Start Date” means [________].
(g)    “Reference Period Termination Date” means the date ending on the [___] Trading Day after the Reference Period Start Date, provided that, if, as calculated at the end of the period that would constitute the Reference Period without regard to this proviso, the Purchase Price would be (x) greater than the Maximum Price, the Reference Period shall be deemed to have terminated on the last Trading Day that would result in the Purchase Price not exceeding the Maximum Price or (y) less than the Minimum Price, the Reference Period shall be deemed to have terminated on the last Trading Day that would result in the Purchase Price not being less than the Minimum Price.

2.	Other Terms and Conditions.
The Purchase Commitment as contemplated herein shall be subject to the terms and conditions of the Agreement as supplemented by this Supplement. Except as supplemented by

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this Supplement, the Agreement shall remain in full force and effect, enforceable in accordance with its terms.

[Remainder of page intentionally left blank]

A-2

IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be duly executed by their respective authorized officers as of the date set forth above.

DELL TECHNOLOGIES INC.

By:
Name:
Title:

EMC EQUITY ASSETS LLC

By:
Name:
Title:

VMWARE, INC.

By:
Name:
Title:

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[Signature Page to Purchase Commitment Supplement]

\DC - 036661/000049 - 9475750 v7
\LA - 036661/000025 - 1685661 v7

Annex I
Purchase Commitment Supplement No. 1
This Purchase Commitment Supplement No. 1 (this “Supplement”) is dated, executed and delivered as of March 29, 2017 pursuant to, and forms a part of, that certain Stock Purchase Agreement dated as of March 29, 2017 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), by and among Dell Technologies Inc., a Delaware corporation (“Dell Technologies”), EMC Equity Assets LLC, a Delaware limited liability company and indirect wholly-owned Subsidiary of Dell Technologies (“Seller”), and VMware, Inc., a Delaware corporation (“VMware” and, together with Dell Technologies and Seller, collectively, the “Parties,” and individually, each a “Party”). Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Agreement.
Pursuant to and in accordance with Section 1.1(a) of the Agreement, the Parties hereby agree to a Purchase Commitment (“Purchase Commitment No. 1”) subject to the following additional terms and conditions:
1.Defined Terms. As used in the Agreement, the following terms shall have the following respective meanings with respect to Purchase Commitment No. 1:
(a)    “Discount Factor” means 96.5%.
(b)    “Maximum Price” means the amount obtained by multiplying (x) the Initial Closing Per Share Price by (y) 1.25.
(c)    “Minimum Price” means the amount obtained by multiplying (x) the Initial Closing Per Share Price by (y) 0.75.
(d)     “Purchase Amount” means Three Hundred Million Dollars ($300,000,000).
(e)    “Purchase Date” means March 31, 2017.
(f)    “Reference Period Outside Start Date” means May 1, 2017.
(g)    “Reference Period Termination Date” means the date ending on the 23rd Trading Day after the Reference Period Start Date, provided that, if, as calculated at the end of the period that would constitute the Reference Period without regard to this proviso, the Purchase Price would be (x) greater than the Maximum Price, the Reference Period shall be deemed to have terminated on the last Trading Day that would result in the Purchase Price not exceeding the Maximum Price or (y) less than the Minimum Price, the Reference Period shall be deemed to have terminated on the last Trading Day that would result in the Purchase Price not being less than the Minimum Price.
2.     Purchases During Reference Period. Dell Technologies and Seller shall not, and shall cause their respective controlled Affiliates (which shall be deemed not to include, for purposes of this Section 2, VMware and VMware’s Subsidiaries) not to, acquire, offer to acquire

I-1

or agree to acquire beneficial ownership of any VMW Class A Common Stock during the Reference Period by purchase, tender offer, exchange offer, agreement or business combination or any other manner.
The Purchase Commitment as contemplated herein shall be subject to the terms and conditions of the Agreement as supplemented by this Supplement. Except as supplemented by this Supplement, the Agreement shall remain in full force and effect, enforceable in accordance with its terms.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be duly executed by their respective authorized officers as of the date set forth above.
DELL TECHNOLOGIES INC.

By: /s/ Janet B. Wright
Name: Janet B. Wright
Title: Senior Vice President and Assistant
Secretary

EMC EQUITY ASSETS LLC

By:/s/ Janet B. Wright
Name: Janet B. Wright
Title: Senior Vice President and
Assistant Secretary

VMWARE, INC.

By: /s/ Zane Rowe
Name: Zane Rowe
Title: Chief Financial Officer and Executive
     Vice President

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